(Exhibit 23)






                  INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ennis Business Forms, Inc.


We consent to the incorporation by reference in the registration statements on Form S-8 (numbers: 2-81124, 333-58963, 333-44624,
333-38100) of Ennis Business Forms, Inc. of our reports dated April 12, 2001, relating to the consolidated balance sheets of Ennis Business Forms, Inc. and subsidiaries as of February 28, 2001 and February 29, 2000 and the related consolidated statements of earnings and cash flows and related financial statement schedule for each of the years in the three-year period ended February 28, 2001, which reports appear in or are incorporated by reference in the 2001 annual report on Form 10-K of Ennis Business Forms, Inc.





                                   /s/ KPMG LLP


Dallas, Texas
May 23, 2001